EXHIBIT 99.1

   Global Payment Technologies Announces Fiscal 2004 Second-Quarter
                                Results

    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--May 13, 2004--Global Payment Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, today announced its fiscal 2004 second-quarter results.

                    Summary of Financial Highlights
            (Dollar amounts in 000s, except per share data)
----------------------------------------------------------------------
                   Three Months Ended 3/31     Six Months Ended 3/31
----------------------------------------------------------------------
                    2004    2003   Change     2004     2003    Change
----------------------------------------------------------------------
Net Sales         $5,712  $7,072    (19%)    $10,045  $13,032    (23%)
----------------------------------------------------------------------
Net Loss           ($711)  ($858)    17%     ($1,699) ($1,198)   (42%)
----------------------------------------------------------------------
Net Loss Per Share
  Basic           ($0.13) ($0.15)  $0.02      ($0.31)  ($0.22) ($0.09)
  Diluted         ($0.13) ($0.15)  $0.02      ($0.31)  ($0.22) ($0.09)
----------------------------------------------------------------------

    Thomas McNeill, GPT Vice-President and CFO, stated, "Despite another quarter of losses, we remain steadfast in our goal of returning to profitability. In fact our loss for the quarter ended March 31, 2004 of ($711,000) was reduced from both the year ago quarter ended March 31, 2003 of ($858,000) and the previous quarter ended December 31, 2003 of ($988,000)."
    Sales this quarter decreased 19% to $5.7 million as compared with the same prior year period, primarily the result of $2.3 million reduced sales of the Company's gaming product to its Australian affiliate and a reduction of sales to the vending market of $350,000, offset in part by a $450,000 increase in sales of Aurora to the gaming market and a $400,000 increase in sales to the South African gaming market. Gross profit decreased to $1,025,000, or 17.9% of sales this quarter, as compared with $1,123,000, or 15.9% of sales in the same year ago period. This decrease is primarily the result of the 19% sales decrease, offset in part by an increase in the gross profit percentage, primarily the result of improvements in margins on our Aurora product, which in the quarter ended March 31, 2003 had significant startup costs, including higher purchase costs as well as less efficient manufacturing. Operating expenses decreased to $1,805,000, as compared with $2,565,000, primarily due to the Company's cost reduction initiatives completed in December 2003.
    The decrease in the Company's effective tax rate is primarily due to operating losses in the quarter ended March 31, 2004 for which no tax benefit has been recognized as compared to a tax benefit of $538,000 in the quarter ended March 31, 2003. This change in the effective rate was primarily the result of the Company providing a full valuation allowance against its deferred income tax assets, commencing with the quarter ended September 30, 2003, due to the Company's continued losses and the uncertainty as to the Company's ability to generate sufficient taxable income to realize the full value of those assets. The valuation allowance is subject to adjustment based upon the Company's ongoing assessment of its future taxable income and may be partially or wholly reversed in the future.
    For the quarter ended March 31, 2004, the Company concluded the sale of its remaining 5% ownership interest in its South African affiliate and recognized a gain on the sale of $78,000. Interest expense decreased to $45,000 this quarter as compared to $89,000 in the year ago period primarily due to lower borrowings in the current quarter. On March 16, 2004, the Company completed its $4 million convertible debt facility, and borrowed $2,250,000, which was still outstanding at March 31, 2004. A portion of the proceeds was used to repay the remaining loans outstanding with the Company's previous lender of approximately $1.2 million. Future periods are expected to have higher interest costs, as compared to the quarter ended March 31, 2004, as a result of the increased borrowings. In addition, included in interest expense was a non-cash charge of $19,000 related to the amortization of debt discount on the Company's $1.5 million convertible term note and 200,000 warrants issued pursuant to the Securities Purchase Agreement. This amount represents amortization expense for the period March 16, 2004 through March 31, 2004. Amortization expense in each of the next four quarters will be approximately $100,000, however, in the event of a term note conversion, the unamortized debt discount related to the amount converted would be immediately recognized as interest expense. As of March 31, 2004 the total unamortized debt discount amounted to $791,000.
    Mr. McNeill added, "While we still have work to do to return to profitability, we are pleased with the strides taken toward that end. We have substantially benefited from cost reduction initiatives which primarily resulted in a $760,000 reduction in operating expenses for this quarter as compared to the prior year quarter. We achieved a 32% increase in revenue to $5.7 million, as compared with our most recent quarter ended December 31, 2003 of $4.3 million. This increased revenue level will assist us in our efforts to improve our gross profit percentage and towards that end, we have executed certain arrangements to allow for future reduced costs from purchased parts, manufacturing efficiencies and outsourcing initiatives. The timing of achieving these benefits is varied, subject to utilizing pre-existing inventory, and dependent on the levels of future sales and customer and product mix.
    "With respect to our financial condition, during the quarter we substantially improved our financial position by completing the Company's new $4 million convertible debt facility. This has now provided GPT with sufficient resources to pay its obligations as they come due and should allow the Company to continue to fund its operations throughout 2004, including its planned product development. As of March 31, 2004 GPT has $2,250,000 of convertible notes outstanding, comprised of a $1.5 million term note and a $750,000 Minimum Borrowing Note. Further, we have $1,750,000 unused on our $4 million debt facility."

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: Statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources; the potential replacement or renewal of its existing credit facility; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.


                  GLOBAL PAYMENT TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                                (000s)

                                                   unaudited
                                                    3/31/04   9/30/03
                                                    --------  --------
          ASSETS
          ------

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                        $  1,740  $  1,220
  ACCOUNTS RECEIVABLE, net                            3,988     6,283
  INVENTORY                                           3,621     3,499
  PREPAID EXPENSES AND OTHER CURRENT ASSETS             378        64
  INCOME TAXES RECEIVABLE                               223       211
                                                    --------  --------

     TOTAL CURRENT ASSETS                             9,950    11,277

PROPERTY AND EQUIPMENT, net                           2,415     2,617
INVESTMENTS IN UNCONSOLIDATED AFFILIATES              1,948     1,722
CAPITALIZED SOFTWARE COSTS                            1,898     2,159
                                                    --------  --------

     TOTAL ASSETS                                  $ 16,211  $ 17,775
                                                    ========  ========


          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------

CURRENT LIABILITIES:
  ACCOUNTS PAYABLE                                 $  2,057  $  2,424
  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES      1,405     1,881
  CURRENT PORTION OF LONG-TERM DEBT, NET OF
   DISCOUNT                                             107         -
  BANK DEBT                                               -     1,793
                                                    --------  --------

     TOTAL CURRENT LIABILITIES                        3,569     6,098
                                                    --------  --------

  LONG-TERM DEBT, NET OF DISCOUNT                     1,352         -

                                                    -------- --------
     TOTAL LIABILITIES                                4,921     6,098
                                                    --------  --------

SHAREHOLDERS' EQUITY:
 COMMON STOCK                                            58        58
 ADDITIONAL PAID-IN CAPITAL                          10,777     9,843
 RETAINED EARNINGS                                    1,274     2,973
 ACCUMULATED OTHER COMPREHENSIVE INCOME                 680       302
                                                    --------  --------
                                                     12,789    13,176
LESS: TREASURY STOCK                                 (1,499)   (1,499)
                                                    --------  --------

TOTAL SHAREHOLDERS' EQUITY                           11,290    11,677
                                                    --------  --------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $ 16,211  $ 17,775
                                                    ========  ========


                       GLOBAL PAYMENT TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN 000s EXCEPT SHARE AND PER SHARE DATA)

                             (unaudited)             (unaudited)
                             -----------             -----------
                          THREE MONTHS ENDED       SIX MONTHS ENDED
                              MARCH 31,               MARCH 31,

                             2004       2003         2004       2003
                         ---------- ----------   ---------- ----------


NET SALES               $    5,712 $    7,072   $   10,045 $   13,032

GROSS PROFIT                 1,025      1,123        1,840      2,513

OPERATING EXPENSES           1,805      2,565        3,657      4,677

                         ---------- ----------   ---------- ----------
LOSS FROM OPERATIONS          (780)    (1,442)      (1,817)    (2,164)
                         ---------- ----------   ---------- ----------

OTHER INCOME (EXPENSE):
 EQUITY IN INCOME OF
  UNCONSOLIDATED
  AFFILIATES (1) (2)            41        135          128        342
 GAIN ON SALE OF
  INVESTMENT IN
  UNCONSOLIDATED
  AFFILIATE                     78          -           78          -
 INTEREST EXPENSE, NET         (45)       (89)         (77)      (155)
                         ---------- ----------   ---------- ----------
TOTAL OTHER INCOME              74         46          129        187
                         ---------- ----------   ---------- ----------

LOSS BEFORE PROVISION
 FOR (BENEFIT FROM)
 INCOME TAXES                 (706)    (1,396)      (1,688)    (1,977)

PROVISION FOR (BENEFIT
 FROM) INCOME TAXES              5       (538)          11       (779)
                         ---------- ----------   ---------- ----------

NET LOSS                      (711)      (858)      (1,699)    (1,198)
                         ========== ==========   ========== ==========

PER SHARE INFORMATION:
   BASIC                    ($0.13)    ($0.15)      ($0.31)    ($0.22)
                         ========== ==========   ========== ==========
   DILUTED (3)              ($0.13)    ($0.15)      ($0.31)    ($0.22)
                         ========== ==========   ========== ==========

COMMON SHARES USED IN
 COMPUTING
PER SHARE AMOUNTS:
   BASIC                 5,560,577  5,542,416    5,555,518  5,539,997
                         ========== ==========   ========== ==========
   DILUTED (3)           5,560,577  5,542,416    5,555,518  5,539,997
                         ========== ==========   ========== ==========


(1) FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003, INCLUDES $25,000 AND $40,000 RESPECTIVELY, WHICH REPRESENTS THE RECOGNITION OF GPT'S SHARE OF THE GROSS PROFIT ON INTERCOMPANY SALES THAT HAVE BEEN RECOGNIZED BY GPT'S AFFILIATES. FOR THE SIX MONTHS ENDED MARCH 31, 2004 AND 2003, INCLUDES $105,000 AND $165,000, RESPECTIVELY, RELATED TO THE ABOVE MENTIONED RECOGNIZED GROSS PROFIT.

(2) EXCLUSIVE OF FOOTNOTE (1), EQUITY IN INCOME OF UNCONSOLIDATED
AFFILIATES WAS $16,000 AND $95,000 FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003, RESPECTIVELY, AND FOR THE SIX MONTHS ENDED MARCH 31, 2004 AND 2003 WAS $23,000 AND $177,000, RESPECTIVELY.

(3) FOR THE THREE MONTHS AND SIX MONTHS ENDED MARCH 31, 2004 AND
2003, THE WEIGHTED AVERAGE SHARES OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL SHARES
OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.


    CONTACT: Global Payment Technologies, Inc.
             Thomas McNeill, 631-231-1177 ext. 273